EXHIBIT A

MULTIPLE CLASS PLAN

ADVISORS SERIES TRUST
on behalf of the funds managed by
Huber Capital Management, LLC

(as amended on December 3, 2015 for Huber Capital Mid Cap Value Fund)

Fund Name:
Huber Capital Equity Income Fund
Huber Capital Small Cap Value Fund
Huber Capital Diversified Large Cap Value Fund
Huber Capital Mid Cap Value Fund

Share Class	Minimum Investment1	Maximum Initial Sales Charge	Maximum CDSC	Maximum 12b-1 Fee	Maximum Shareholder Servicing Fee	Redemption Fee
Investor Class	Regular Accounts - $5,000 Retirement Accounts - $2,500	None	None	0.25%	0.25%	1.00%3
Institutional Class	$1,000,000	None	None	None2	None2,4	1.00%3
1	The Advisor may waive the minimum initial investment in certain circumstances; please see the Funds’ Prospectus.
2
The Funds’ “Distribution and Service (“Rule 12b-1”) Fees” and “Shareholder Servicing Plan Fee” may each accrue up to 0.25% of the average daily net assets of the Institutional Class shares; however, the accrual of each fee is currently set at 0.00% indefinitely and any accrual increase must first be approved by the Trust’s Board of Trustees (the “Board”)

3	A redemption fee of 1.00% is assessed on shares redeemed within 60 days of purchase (i.e., held 60 days or less).
4	The Huber Capital Mid Cap Value Fund’s Institutional Class has a shareholder servicing plan fee of 0.10%.

ADVISORS SERIES TRUST	HUBER CAPITAL MANAGEMENT, LLC
on behalf of the Funds listed on Exhibit A

By: /s/ Douglas G. Hess	By: /s/ Gary Thomas

Name: Douglas G. Hess	Name: Gary Thomas

Title: President	Title: COO/CCO